ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (the "Agreement"), made and entered into this 26th day of April 2010 (the "Effective Date") by and between SWAV Enterprises Ltd., a Nevada corporation (“SWAV” or the “Company”), and Lotus Holding Limited (“Lotus” or the “Seller”).

WITNESSETH:

          WHEREAS, the Company is a publicly held company quoted on the OTC Bulletin Board under the ticker symbol “SWAV”;

          WHEREAS, the Seller is a privately held company; and

          WHEREAS, SWAV desires to purchase 100% of the title and ownership rights to the certain assets of the Seller listed on Schedule A to this Agreement (the “Assets”) in consideration for 2,265,230 shares of common stock , par value $0.001 per share, of SWAV (the “Purchase Price”) pursuant to the terms and conditions herein set forth.

          WHEREAS, Lotus desires to sell 100% of the title and ownership rights to the Assets in consideration for the Purchase Price pursuant to the terms and conditions herein set forth;

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE TRANSACTION

1.1   (a)      The Transaction. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), the Company shall purchase from the Seller the Seller’s Assets listed on Schedule A attached hereto (the “Property”) and the Seller shall sell the Property to the Purchaser. At any time, and from time to time, upon request of the Company after the Closing Date, the Parties agrees to duly execute, acknowledge and deliver, without further consideration, all such further documents, and take all such further actions consistent with this Agreement and the transaction contemplated hereby (the “Transaction”), as shall be necessary to effectuate the transfer of the Property as provided herein free of all liens, security interests, pledges, restrictions, encumbrances, equities, claims, charges, voting agreements, voting trusts, proxies and rights of any kind, nature or description.

          (b)      “Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature with respect to the Assets, including without limitation all rights and interests pertaining to or deriving from:

          (i)      patents, copyrights, technology, know-how, processes, trade secrets, inventions, works, proprietary data, formulae, research and development data and computer software programs;

          (ii)      all trademarks;

          (iii)      all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating thereto;

          (iv)      all actions and rights to sue at law or in equity for any past, present or future infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; and

          (v)      domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereinafter created.

1.2       The Purchase Price. In consideration of the Property, the Company shall pay to the Seller 2,265,230 shares of common stock, par value $0.001 per share (the “Purchase Price”).

1.3       Time and Place of Closing. The Transaction shall be consummated at the law offices of The Sourlis Law Firm located at 214 Broad Street, Red Bank, New Jersey 07701 or such other place as the Parties may agree to within two business days after the satisfaction of all conditions set forth herein (the “Closing”) on or about April 26, 2010 (the “Closing Date”).

ARTICLE II
CONDITIONS PRECENDENT

2.1       Conditions Precedent to the Consummation of the Transaction. The obligations of the Company pursuant this Agreement shall be subject to the satisfaction or waiver by the Company of the following conditions: (a) the execution of the Seller of this Agreement and all agreements contemplated by this Agreement; (b) the obtaining of board approval and any and all requisite regulatory, administrative, governmental or third party authorizations and consents; (c) the absence of a material adverse change in the condition (financial or otherwise) of the Property; (d) the absence of pending or threatened material litigation, claims or investigations or other matters affecting the Seller or the Property; (e) satisfactory completion by the Company of its due diligence of the Seller; and (f) confirmation that the representations and warranties of the Seller are true and correct in all material respects.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller represents and warrants to Company that now and as of the Closing Date:

3.1       Due Organization and Qualification; Due Authorization.

(i)

The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its formation, with full corporate power and authority to own, lease and operate the Property. The Seller is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by which it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Seller.

(ii)

The Seller is the sole owner of and has full rights with respects to the Property and has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the Transaction contemplated hereby. The Seller has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.2       Financial Statements. The Seller’s financial statements delivered to the Company pursuant to this Agreement and the financial statements delivered to the Company during the Company’s due diligence of the Seller are accurate and complete in all material respects.

3.3       Material Documents. Schedule 3.3 discloses all material contracts, commitments and liabilities, direct, indirect or contingent, of the Seller regarding the Property.

3.4       Liabilities. Except as disclosed on Schedule 3.4, there are no liabilities, whether written or oral, with respect to the Property. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the Property.

            The Seller has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any Applicable Law.

3.5       Material Adverse Change. Except as disclosed on Schedule 3.5, there have been are no material adverse changes to the Seller or the Property.

3.6       Litigation. Except as disclosed on Schedule 3.6 , there is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Seller, threatened, against the Seller, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Seller, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof;

3.7       Compliance. Except as disclosed on Schedule 3.7, the Seller is in compliance with all material laws and regulations applicable to the Property.

3.8       No Conflicts or Defaults. The execution and delivery of this Agreement by the Seller and the consummation of the Transaction contemplated hereby do not and shall not (a) contravene the charter documents of the Seller, or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Seller is a party or by which the Seller is bound, or any judgment, order or decree, or any law, rule or regulation to which the Seller is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (“Liens”) upon the Property, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Seller is a party or by which the Seller’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Seller is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

3.9       Taxes. The Seller has filed all tax returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and, to the best of its knowledge, has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Seller and adequate reserves therefore have been established.

3.10      Compliance with Law. The Seller, to the best of its knowledge, is conducting its business in material compliance with all applicable laws, ordinances, rules, regulations, court or administrative order, decree or process (“Applicable Laws”). The Seller has not received any notice of violation or claimed violation of any Applicable Law.

3.11      Survival of Representations. The representations and warranties herein by the Seller are true and correct in all material respects on and as of the Closing Date with the same force and effect as though said representations and warranties had been made on and as of the Closing Date and will survive any termination of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

            The Company represents and warrants to Seller that now and as of the Closing Date:

4.1       Due Organization and Qualification; Due Authorization.

(i)

The Company is duly organized, validly existing and in good standing in the state of formation with full corporate power and authority to own, lease and operate its respective businesses and properties and to carry on such businesses in the places and in the manner as presently conducted or proposed to be conducted. The Company is good standing as a foreign corporation in each jurisdiction in which its properties are owned, leased or operated, or the business conducted requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of Company.

(iii)

The Company has all requisite power and authority to execute and deliver this Agreement, and to consummate the Transaction contemplated hereby and thereby. The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE V
COVENANTS

5.1       Further Assurances. Each of the Parties shall use reasonable commercial best efforts to proceed promptly with the Transaction contemplated hereby, to fulfill the conditions precedent for such Party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

ARTICLE VI
DELIVERIES

6.1       Items to be delivered by the Seller to the Company prior to or at Closing.

(i)	A duly executed Asset Purchase Agreement;

(ii)	Resolutions from the Seller’s Board of Directors approving the execution and delivery of this Agreement by the Seller and to consummate the Transactions contemplated hereby;

(iii)	Secretary’s Certificate;

(iv)	Officer’s Certificate; and

(v)	Such other documents that are reasonable and requested by the Company as it deems necessary for the consummation of the Transactions contemplated by this Agreement.

6.2       Items to be delivered by the Company to the Seller at the Closing.

(i)	A duly executed Asset Purchase Agreement;

(ii)	Secretary’s Certificate;

(iii)	Officer’s Certificate;

(iv)	Resolutions from the Board of Directors of Company approving the Transaction contemplated hereby and appointing Joerg Otto as a member of the Board of Directors of the Company;

(v)	Resignations of Pui Shan Lam and Vanleo Y.W. Fung; and

(vi)	Such other documents that are reasonable and requested by the Seller as it deems necessary for the consummation of this Transactions contemplated by this Agreement.

ARTICLE VII
INDEMNIFICATION

7.1       Indemnity by the Seller. The Seller agrees as to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively the “Losses”) asserted against or incurred by the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Seller or in any document or certificate delivered by the Seller pursuant to the provisions of this Agreement or in connection with the Transactions contemplated thereby.

7.2       Indemnity by the Company. The Company agrees to defend, indemnify and hold harmless the Seller from and against, and to reimburse the Seller with respect to, all Losses, including, without limitation, reasonable attorneys’ fees and disbursements asserted against or incurred by the Seller by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by Company or in any document or certificate delivered by Company pursuant to the provisions of this Agreement or in connection with the Transactions contemplated thereby.

7.3       Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article 7. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

ARTICLE VIII
TERMINATION

8.1       Termination. This Agreement may be terminated at any time before or at Closing Date by:

(i)	The mutual agreement of the Parties;

(ii)	Any party at any time before or at the Closing Date if:

(a) Any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished; or

(b) Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement;

(iii)	The voluntary or involuntary filing of any of the Parties for protection under the bankruptcy laws and regulations.

(iv)

Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred.

ARTICLE IX
MISCELLANEOUS

9.1       Survival of Representations, Warranties and Agreements. All representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date for two years. Each of the parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the Transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

9.2       Access to Books and Records. During the course of this transaction through the Closing Date, the Seller agrees to make available for inspection all corporate books, records and assets, and otherwise afford to the Company and its representatives and agents, reasonable access to all documentation and other information concerning the business, financial and legal conditions of the Seller for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying the Company as to the business, financial and legal condition of the Seller for the purpose of determining the desirability of consummating the proposed transaction. The Company agrees to keep confidential and not use for its own benefit, except in accordance with this Agreement, any information or documentation obtained in connection with any such investigation.

9.3       Further Assurances. If, at any time after the Closing Date, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the Transactions contemplated by this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

9.4       Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

If to Company:

SWAV Enterprises, Ltd.
Suite 2806, 505 - 6th Street SW
Calgary, Alberta T2P 1X5
Attention: Pui Shan Lam
Phone: (403) 237-8330

With copies to:

The Sourlis Law Firm
214 Broad Street
Red Bank, New Jersey 07701
Attention: Virginia K. Sourlis, Esq.
Phone No.: (732) 530-9007
Fax No.: (732) 530-9008
Email: Virginia@SourlisLaw.com

If to the Seller:

Joerg Ott
Lotus Holdings Limited
Managing Member
Otto-Spesshardt-Str. 16
Eisenach 99817
Germany

9.5       Entire Agreement. This Agreement and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

9.6       Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the Parties hereto and their respective, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

9.7       Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

9.8       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9       Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

9.10      Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

9.11      Expenses. Each Party shall separately pay for their respective costs of legal services, accounting, auditing, communications and due diligence in connection with the transactions contemplated hereby.

9.12      Announcements. Except as and to the extent required by law or regulatory authority or so advised by its legal advisors, neither of the Parties shall make a public announcement regarding the transactions contemplated hereby without the prior written consent of the other. In the event that either party is required by law or by federal securities law or so advised by its legal advisors to either (i) file any document that discloses the transactions contemplated hereby, or (ii) to make a public announcement regarding the transactions contemplated hereby, the Party making the disclosures, etc. shall provide the other Party with a copy of the disclosure and the reason that such disclosure is required and the time and place that the disclosure was made or shall be made.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement first set forth above.

THE COMPANY:

SWAV ENTERPRISES LTD.

By: /s/ Joerg Ott
Name: Joerg Ott
Title: Chief Executive Officer

THE SELLER:

LOTUS HOLDINGS LIMITED

By: /s/ Joerg Ott
Name: Joerg Ott
Title: Managing Member

SCHEDULE A

List of Lotus’ Assets Acquired by SWAV

Asset	Business	Percentage Transferred
Tool Box Assets	IPR’s - Software development tools - Social media software Customer base	100%
“Bones” Assets	IPR’s - Software for HealthCare - Medical/HealthCare database Contracts	100%
OUTPUT! Ltd	Adult Education/Training - Sales - Marketing Customer base Contracts	100%

The following is a description of the Lotus assets purchased by SWAV:

Tool Box Assets

1.	Carousel
Visual image rendering plug-in for Notes 8+. Modeled on iTunes.

Written in: Eclipse SWT
Component assets: Java animation, dynamic image manipulation
Implementing customers: None

2.	Alpheus
Mail file analyzer/replication manager

Written in: Lotusscript
Component assets: Cross-replica analyzer, Mail file contents analyzer
Implementing customers: PGA Tour, Bay Area Hospital

3.	Squawk™ Lightweight Social Networking Solution

Domino micro-blogging system

Written in: Java/Xpages
Component assets: “Wingman” concept, dynamic charting, digest-based data model, branding, forced UNIDs
Implementing customers: None
Squawk™ is the revolutionary lightweight social networking solution. Like Twitter™ for the enterprise, it is a simple, yet incredibly powerful collaboration solution. Based on Lotus Domino Xpages technology, it is easy to deploy, highly scalable, and integrated with the rest of the Lotus portfolio, including Domino, Quickr, Connections, Sametime, and Websphere Portal.
Often referred to as micro-blogging, the purpose of Squawk™ is to share knowledge and collaborate in a community with similar interests in near real-time. Squawk™ has the brevity and immediacy of instant messaging with the value of continuity and open collaboration.
Squawk™ can be installed in your environment in just seconds, or it is available as a web service that can be integrated with and even embedded into your existing applications. Since it is based on Lotus Domino, the application can be replicated to multiple servers and synchronized or even clustered for distributed processing and high availability supporting tens of thousands of users.

The business value of Squawk:

•	Lets key individuals, such as C-level executives, easily post short, meaningful updates and maintain a connection to their employees.
•	Facilitates connections between employees who don’t know each other and the adoption of other business social networking technologies.
•	Individuals can post ideas and get both immediate and compound feedback.
•	Identify key subject matter experts to build powerful teams, committees, or communities of interest.
•	Attract and retain talent. The younger workforce expects these tools.
•	Use Squawk™ in conjunction with live presentations to gather instant feedback from participants and provide a transcript of the interactions.
•	Provides a mechanism for internal marketing or R&D and feedback.
•	Allows for employee self-service support.
•	Reduces communications costs.

Key Features:

Squawking: Post a short statement about what you are doing, a question you have, a topic you want to discuss, or a response to any of the above.
Profile Integration: Maintain and share information about yourself that is relevant to the community.
My Replies: Track responses to your squawks.
My Flock: Filter squawks to the individuals that you want to follow.
Polling: Post a question and allow other users to vote for or against it, then view real-time responses in a live chart, or track more detailed responses over time.
Knowledge Discovery: Filter or search squawks for past or current topics and find subject matter experts based on key words.
Portability: Most Squawk™ features can be embedded into other collaborative applications, such as blogs or discussions, or easily accessed from mobile devices.
Hosted Service: Squawk™ can be installed inside your firewall or easily integrated into your organization as a hosted service.

Bidding: Post an item and allow other users to respond with a specific format, such as a bid on an item, then report on progress and a final result, such as a progressive bid, the current leader, and an eventual winner.

Squawk Live™: Integrates with Lotus Sametime to provide presence awareness, instant messaging, group chat, and instant meeting capabilities.
Pricing:
Up to 30 users: $999 + $10 for each additional user. OR
$5,000 per server cluster for unlimited users. OR
As little as $1 per user per month hosted.

4.	Blueprint
Notes client application framework

Written in: Lotusscript

Component assets: Dynamic interface construction, dynamic validation engine, abstract workflow engine, dynamic data modeling engine, DXL/CSS compatible design element structure, rules-based view constructor

5.	Crowded Wisdom™ Engage. Envision. Empower.™
Social decision engine/Social link tracker

Written in: Xpages
Component assets: Stack ranking model, Dual-axis evaluation, Branding, Write-Behind Cache, Reputation scoring, Q&A rating engine, Link tracking

Crowded Wisdom™ is a social idea management and business decision support solution. Featuring a sophisticated Web 2.0 interface, Crowded Wisdom allows employees, customers, vendors and partners to share ideas that can then be quickly and easily evaluated on multiple criteria by the defined community. Ideas can be contributed by anyone at any time, and become immediately available for other users to add to their personal Wishlist.

But the wisdom of crowds doesn't end there. Participants can organize their wishlists by ranking and rating ideas with simple drag & drop gestures. By sorting ideas in order of priority, users can express not simply that they like an idea, but where they rank it among other ideas they like. They can also rate ideas independent of their ranking, creating a deeper understanding of priorities and preferences.

Site administrators can group ideas together into Scorecards, which are then made available to crowd participants. Scorecards can be limited to a preset collection of ideas, or be open-ended. Once participants have submitted their scores, administrators can see rankings and ratings for all the ideas. Administrators can also assign weighting values to participants, which will differentiate their scoring, allowing key customers and users to have a stronger voice.

For example, imagine you are a major fast food chain and want to seek ideas from your customer base about what products or services to offer. You could start by having an open collection of ideas, letting people feed off of and rate each other's ideas, building a loyal community of interest. Then you can create a targeted Scorecard of the highest rated ideas that are actually feasible and publish that to the community to prioritize and rate ideas AGAINST each other, giving you valuable market intelligence about what changes you could make that would have the highest impact to your community. That is the power of Crowded Wisdom™.

Built on the latest Domino technology, Crowded Wisdom™ can be deployed and managed on one server or across multiple clustered servers in just minutes, and can be easily integrated into other web applications for maximum exposure and business value.

Pricing:
Up to 25 users: $999 + $12 for each additional user. OR $10,000 per server cluster for unlimited users. OR $3 to $5 per user per month hosted.

6.	TruePresence™ Unified Communications & Collaboration
UC2 for Foundations

Written in: Java

Component assets: Asterisk dial plan assembler, SIP presence tracking, Sametime click-to-call plugin, Sametime Bluetooth binding plugin
Implementing customers: None

TruePresence™ PBX: No need to implement a separate and expensive phone system. Just plug in the appliance or install the software on your existing server hardware, configure it for your network, and plug in the IP phones of your choice (and/or softphones), and you have an advanced phone system with all the features you would expect and no recurring annual fees.
IBM Lotus Sametime Real-time Collaboration: The TruePresence™ appliance includes an integrated Sametime server with enterprise instant messaging and public chat network interoperability, VoIP services, mobile access, video chats, and web conferencing capabilities all with the security features required for business use. The Sametime Chat client is an extensible application platform that exposes all of these services and runs on Windows, Macintosh, and even Linux desktops. But many of these features can also be easily accessed from everyday applications such as Lotus Notes, Symphony, Quickr, Websphere Portal, Microsoft Office, Sharepoint, Microsoft Outlook, web browsers, and even mobile devices.
TruePresence™ for Sametime adds the powerful integration to truly unify your communications and collaboration solutions. Features such as Phone Status Awareness (e.g., "on the phone"), Instant Phone Conference Bridge from Sametime, Instant Web Meetings with Integrated Telephony Services.

Strong security with content and identity control: The Lotus Sametime Instant Messaging server can be connected to public instant messaging networks such as AOL, Yahoo!, and GoogleTalk, allowing you to control your users' identities, log all activity, and encrypt confidential communications rather than have a “free-for-all” of unsecured public tools.
IP Telephony Integration: TruePresence™ for Sametime can be used with the TruePresence™ PBX or customized to work with your telephony system of choice.
TruePresence™ Ultimate Small Business Server: This all-in-one solution based on Lotus Foundations™ includes all of the TruePresence™ features on a secure Linux-based server with email, collaborative applications, instant messaging, IP telephony PBX, directory, file & print services, firewall, anti-virus, anti-spam, integrated backup, automatic updates, autonomic recovery, and remote access.

The business value of UCC

•	Streamline business processes to improve productivity and reduce costs.
•	Empower employees to improve responsiveness to boost customer satisfaction and loyalty.
•	Fast access to subject matter experts without having to know who they are.
•	Lay a scalable, adaptable foundation for added functionality.
•	Gain control over the unmanaged use of public networks.
•	Provide multiple communications options in the context of their regular activities.
•	Lower telephony and travel costs.

Pricing:

As low as $490 for first 10 users + $49 for each additional user. OR
$3 to $5 per user per month hosted.

7.	Envoy
DXL-based version tracking/control/assembler

Written in: Lotusscript

Component assets: DXL assembler, version mapper, CSS style applier, Domino source searching Provides change tracking, rollback, dependency checking, compliance monitoring and automated test builds for Notes/Domino applications. Currently in beta as part of our Beyond the Cloud ™ hosting service.

“Bones” Health Care

‘Bones’ Health Care is a electronic health recording (EHR) technology designed to be used at point-of-care, such as a hospital, clinic, or physician’s office. Based around a sophisticated touch sensitive interface, it allows the patient and physician to securely enter data (HIPPA / CCHIT compliant), interact with patient history information, and various data bases (such as prescription drug information) and in parallel, will automatically codes and bills the encounter to the appropriate insurance provider. ‘Bones’ provides a multitude of advantages including increasing physician efficiency, and where the product is a self contained technology, it reduces or eliminates the need for IT support.

OUTPUT! Ltd.

OUTPUT! Ltd (Professional Trainers for Sales) provides uniquely customized sales, negotiation, CRM utilization, customer care and sales management training to companies and individuals across the U.S. and the EU to help sales organizations become more productive in their sales communication with their customers. Through the quick & easy implementation of our unique sales methodology and systems, we help our clients’ entire sales staff to increase sales effectiveness which has proven to increase top line revenue while lowering costs and increasing margins. OUTPUT! focuses on Telecommunications, Telemarketing and Software Sales Organizations. OUTPUT! is currently working with 65 customers in Europe and the US.